UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          _____________________________

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                          _____________________________

       Date of Report (Date of earliest event reported): December 30, 2003

                           Orthofix International N.V.
             (Exact name of Registrant as specified in its charter)

             Netherlands Antilles                               0-19961                                  N/A
         (State or other jurisdiction                   Commission File Number             (I.R.S. Employer Identification
              of incorporation)                                                                        Number)
                                                     _____________________________

                                                        7 Abraham de Veerstraat
                                                                Curacao
                                                         Netherlands Antilles
                                                          011-59-99-465-8525
                          (Address of principal executive offices and telephone number, including area code)
                                                     _____________________________
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Item 2. Acquisition or Disposition of Assets.

     On December 30, 2003, a subsidiary of Orthofix International N.V.
("Orthofix") completed the previously announced acquisition of privately held
BREG, Inc. ("BREG"). The acquisition was completed pursuant to an acquisition agreement among Orthofix, Trevor Acquisition, Inc., an acquisition subsidiary of Orthofix ("Trevor"), BREG and a representative of the shareholders of BREG. In the acquisition, Trevor merged with and into BREG, with BREG being the surviving corporation of the merger and becoming an indirect wholly owned subsidiary of Orthofix. The purchase price for the acquisition was approximately $159 million after closing adjustments and after valuing the Orthofix common stock issued in the transaction at current trading prices at the time of closing. The acquisition was financed with $110 million of debt, cash on hand and the issuance of 731,715 shares of Orthofix common stock.

     Pursuant to a voting and subscription agreement dated as of November 20, 2003, as amended and restated as of December 22, 2003, among Orthofix and certain significant shareholders of BREG, such shareholders agreed to vote in favor of the acquisition and agreed to apply a portion of the proceeds that they received from the acquisition to purchase, in the aggregate, 731,715 shares of Orthofix common stock.

     BREG, based in Vista, California, designs, manufactures and distributes orthopedic products for post-operative reconstruction and rehabilitative patient use. Approximately 53% of BREG's 2002 revenues came from the sale of bracing products, including: (1) functional braces for prevention of ligament injuries,
(2) load-shifting braces for osteoarthritic pain management, (3) post-operative braces for protecting surgical repair and (4) foot and ankle supports that provide an alternative to casting. Approximately 31% of BREG's 2002 revenues came from the sale of cold therapy products used to minimize the pain and swelling following knee, shoulder, elbow and back injuries or surgery. Approximately 9% of BREG's 2002 revenues came from the sale of pain therapy products used in conjunction with common sports medicine procedures such as arthroscopy of the knee and shoulder for patient control over post-operative pain management. BREG sells its products through a network of domestic and international independent distributors.

     Concurrently with the closing of the acquisition, Colgate Medical Limited ("Colgate"), an indirect wholly owned subsidiary of Orthofix, entered into a new senior secured bank facility with a syndicate of financial institutions arranged by Wachovia Securities. The senior secured bank facility provides for (1) a five-year amortizing term loan facility of $110 million, the proceeds of which were used for partial payment of the purchase price of BREG, and (2) a five-year revolving credit facility of $15 million. Loans under the new senior secured bank facility bear interest at a rate per annum equal to LIBOR or a prime rate, plus a margin that is adjusted quarterly based on Colgate's leverage ratio. The current interest rate on the term loan is set at LIBOR plus 2.75%, or 3.91%, per annum. Orthofix and each of Colgate's direct and indirect subsidiaries, including Orthofix Inc. and BREG, have guaranteed or will guarantee the obligations of Colgate under the senior secured bank facility. The obligations of Colgate under the bank facility and Colgate's subsidiaries under their guarantees are secured by the pledge of their respective assets. Certain of Orthofix's other subsidiaries have also guaranteed the obligations of Colgate under the senior secured bank facility on a limited recourse basis. The credit agreement contains certain negative covenants applicable to Colgate and its subsidiaries, including restrictions on indebtedness, liens, dividends and mergers or sales of assets. The credit agreement also contains certain financial covenants, including a fixed charge coverage ratio, an interest coverage ratio and a leverage ratio applicable to Colgate, and a leverage ratio applicable to Orthofix.

Item 7. Financial Statements and Exhibits.

        (a) Financial statements of businesses acquired.

        Orthofix will provide the financial statements required by paragraph (a) of Item 7 of Form 8-K, if any such information is required, on a Form 8-K/A on or before March 15, 2004.

        (b) Pro forma financial information.

        Orthofix will provide the pro forma financial information required by paragraph (b) of Item 7 of Form 8-K, if any such pro forma financial information is required, on a Form 8-K/A on or before March 15, 2004.


        (c) Exhibits.

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        10.1 Acquisition Agreement dated as of November 20, 2003, among Orthofix
        International N.V., Trevor Acquisition, Inc., BREG, Inc. and Bradley R. Mason, as shareholders' representative.

        10.2 Amended and Restated Voting and Subscription Agreement dated as of December 22, 2003, among Orthofix International N.V. and shareholders of BREG, Inc. identified on the signature pages thereto.

        10.3 Credit Agreement dated as of December 30, 2003, among Colgate Medical Limited, as borrower, and Orthofix International N.V and certain subsidiaries of the borrower, as guarantors, certain limited guarantors party thereto, the lenders parties thereto, Wachovia Bank, National Association, as administrative agent, and Wachovia Capital Markets, LLC, as sole lead arranger and book manager.

        99.1 Press release dated December 31, 2003.

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                                    Signature



          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 7, 2004

                                      ORTHOFIX INTERNATIONAL N.V.


                                      By:  /S/ THOMAS HEIN
                                           ------------------------------------
                                           Name:  Thomas Hein
                                           Title: Chief Financial Officer